Exhibit 3 (i)

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Filed in the office of	Document Number 20130053690-49
Ross Miller Secretary of State State of Nevada
Filing Date and Time 01/24/2013 5:54 AM
Entitv Number C1578-1995

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Amerityre Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article III: The Corporation shall have the authority to issue a total of 60,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0,001 per share (hereinafter referred to a I “Preferred Stock”) and 55,000,000 shares of common stock, par value $0,001 per share (hereinafter I referred to as “Common Stock”).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation1 have voted in favor of the amendment is:

11,820,251 (85.26%)

4. Effective date and time of filing: (optional)

Date: 1/15/13	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

*lf any proposed amendment wauld alter or change any preference or any relative or other right given to any class or series outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JAN 3 2013

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Amerityre Corporation

2. The articles have been amended as follows:

Article III: The Corporation shall have the authority to issue a total of 60,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0,001 per share (hereinafter referred to a 'Preferred Stock") and 55,000,000 shares of common stock, par value $0,001 per share (hereinafter referred to as "Common Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation2 have voted in favor of the amendment is: 11,820,251 (85.26%)

4. Effective date of filing: January 15, 2013

5. Signature:

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.